Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-155315) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC of our report dated March 4, 2010, with respect to the consolidated and combined financial statements and the effectiveness of internal control over financial reporting of Och-Ziff Capital Management Group LLC (prior to November 14, 2007, Och-Ziff Operating Group) included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Ernst & Young LLP

New York, New York

March 4, 2010